Exhibit 10.1

Embark Technology, Inc.

April 4, 2023

Brandon Moak

Re: Separation Benefits Dear Brandon:
You are receiving this letter (this “Letter”) because Embark Trucks Inc. (the “Company”) has determined to provide you with certain separation benefits to which you may become eligible upon certain terminations of your employment with the Company, subject to the terms and conditions set forth in this Letter.

1.Separation Payments and Benefits.

(a)Subject to Sections 2 and 3 below and your continued compliance with any restrictive covenants applicable to you under any written agreement with the Company or any of its parents, subsidiaries, assignees or successors, in the event of a termination of your employment by the Company without Cause (as defined below) or due to your resignation for Good Reason (as defined below), the Company shall:

(i)pay you an amount equal to the sum of (A) six (6) months of your annual base salary in effect as of the date of your termination (the “Termination Date”) and (B) 50% of your annual target cash bonus, if any, payable in a lump sum payment within sixty (60) days following the Termination Date; and

(ii)to the extent you timely elect to continue coverage under the Company’s group health plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continue to provide coverage to you under the Company’s group health plans in accordance with COBRA for a period of six (6) months following the Termination Date at the same cost as if you had remained employed (the “Specified Benefits”); provided that notwithstanding the foregoing, if the Company determines, in its reasonable discretion, that it cannot pay the aforementioned costs of the Specified Benefits without violating applicable law or incurring penalties (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable Specified Benefits that would have otherwise been payable on your behalf for that month, subject to applicable tax withholdings (each such amount, a “Specified Benefit Payment”), for the remainder of the Specified Benefits Period. For the avoidance of doubt, the COBRA continuation period under Section 4980B of the Internal Revenue Code of 1986, as amended, shall run concurrently with the period of continued group health plan coverage pursuant to this Section 1(a)(ii). The payments and benefits described in Section 1(a) are herein referred to as the “Separation Benefits.”

(b)For purposes of this Letter, “Cause” means (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) your material breach of any written agreement between you and the Company, (iii) your material failure to comply with the Company’s written policies or rules, (iv) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state, (v) your gross negligence or willful misconduct (A) in the performance of your duties for the Company or (B) that could reasonably be expected to bring you or the Company into public disrepute, scandal, contempt or ridicule that shocks, insults or offends a substantial portion or group of the public, (vi) your continuing failure to perform assigned duties after receiving written notification of the failure from your direct supervisor, the Chief Executive Officer or the Company’s Board of Directors, or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

(c)For purposes of this Letter, “Good Reason” means your resignation within ninety
(90) days after one of the following conditions has come into existence without your consent provided that within thirty (30) days of any such alleged condition, you provide the Company with written notice of the basis for your claim that you have Good Reason to terminate your employment and allows a period of at least thirty (30) days to cure: (i) a material reduction in your annual base salary, other than a reduction of up to 20% in connection with similar decreases of other similarly situated executives of the Company or
(ii) a material diminution of your authority, duties or responsibilities; provided, however, that (A) a change in reporting line shall not constitute Good Reason provided the scope of your authority, duties and responsibilities are not otherwise materially impacted and (B) a change in your title, position, reporting line or authority following a Change of Control (as defined in the Company’s 2021 Incentive Award Plan) shall not constitute Good Reason so long as you retain substantially the same duties and responsibilities at the Company or a division, subsidiary or business unit that constitutes substantially the same business of the Company following the Change of Control.

2.Release of Claims. Your receipt of the Separation Benefits shall be subject to and conditioned upon your timely return of all property of the Company and its subsidiaries (including, without limitation, any confidential and/or proprietary information) and your timely execution and non-revocation of a general release of claims in the form prescribed by the Company (a “Release”) that becomes effective and irrevocable within sixty (60) days following the Date of Termination. In the event the Release does not become effective (or is revoked) within the sixty (60) day period following the Termination Date (the “Release Period”), you shall not be entitled to the Separation Benefits. Notwithstanding anything to the contrary in Section 1, no Separation Benefits under Section 1 shall be made prior to the Company’s first regularly-scheduled payroll date occurring after the Release becomes effective and irrevocable (the “First Payroll Date”) and any amounts that would otherwise have been paid pursuant to Section 1 prior to the First Payroll Date shall instead be paid on the First Payroll Date (without interest thereon); provided further, that if the Release Period spans two calendar years, no Separation Benefits that are or would be subject to Section 409A shall be made prior to the beginning of the second such calendar year (and any payments otherwise payable prior thereto (if any) shall instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year (or, if later, the First Payroll Date)).

3.Section 409A. This Letter is intended to be exempt from Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder (collectively, “Section 409A”) and shall be interpreted consistent with such intent. To the extent this Letter is deemed to be subject to Section 409A, it is nevertheless intended to be fully compliant. Any right to a series of installment payments pursuant to this Letter is to be treated as a right to a series of separate payments for purposes of Section 409A. Notwithstanding anything to the contrary in this Letter, no compensation or benefits, including without limitation any Separation Benefits, shall be paid to you during the six-month period following your “separation from service” with the Company (within the meaning of Section 409A, a “Separation from Service”) if the Company determines that paying such amounts at the time or times indicated in this Letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest). To the extent required to comply with Section 409A, references in this Letter to your termination of employment (and like terms) that shall mean and refer to your Separation from Service.

4.Withholding. The Company will have the authority and the right to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy all federal, state, local and foreign taxes (including any employment tax obligations) required by law to be withheld from amounts payable under this Letter.

5.No Right to Continued Employment. Nothing contained in this Letter will (i) confer upon you any right to continue in employment with the Company or its affiliates, (ii) constitute a contract or agreement of employment, or (iii) interfere in any way with the right of the Company and its affiliates to terminate your employment at any time, for any reason or no reason, with or without Cause.

6.Governing Law. The validity, interpretation, construction and performance of this Letter shall be governed by the laws of the State of California without regard to its conflicts of law principles.

7.Entire Agreement; No Other Modifications. This Letter sets forth the final and entire agreement of the parties with respect to any compensation or benefits payable upon any termination of your employment for any reason, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and you, or any representative of the Company or you, with respect thereto. However, this Letter does not supersede any existing rights that you may have, if any, in relation to equity awards that may become triggered upon a termination of your employment by the Company pursuant to any other written agreement between you and the Company.

8.Miscellaneous. This Letter may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. No provisions of this Letter may be amended, modified, or waived unless agreed to in writing and signed by you and by a duly authorized officer of the Company.

* * * * *

Please indicate your acknowledgement of, and agreement to, the terms and conditions set forth in this Letter by signing the enclosed duplicate original of this Letter in the space provided below and returning the signed letter to me at sid@embarktrucks.com.

Sincerely,

Embark Technology, Inc.

By: /s/ Siddhartha Venkatesan     Siddhartha Venkatesan
Chief Legal Officer

Acknowledged and Agreed as of the date first set forth above:

By: /s/ Brandon Moak_

Print Name: Brandon Moak